As filed with the Securities and Exchange Commission on November 26, 1997
                                                     REGISTRATION NO. 333-39825
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------
                            HEALTHSOUTH CORPORATION

            (Exact Name of Registrant as Specified in its Charter)
                           -----------------------

                 DELAWARE                          8062                           63-0860407
   (State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification
   Incorporation or Organization)      Classification Code Number)                 Number)

                           -----------------------
              ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243
                                (205) 967-7116
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)


                              RICHARD M. SCRUSHY
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                            HEALTHSOUTH CORPORATION
                            ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243
                                (205) 967-7116
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                                  COPIES TO:
      DONALD T. LOCKE, ESQ.                   WILLIAM W. HORTON, ESQ.
 F. HAMPTON MCFADDEN, JR., ESQ.      Senior Vice President and Corporate Counsel
Haskell Slaughter & Young, L.L.C.             HEALTHSOUTH Corporation
    1200 AmSouth/Harbert Plaza                One HealthSouth Parkway
      1901 Sixth Avenue North                Birmingham, Alabama 35243
     Birmingham, Alabama 35203                     (205) 967-7116
            (205) 251-1000

                           -----------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1997


                                   PROSPECTUS
                                       OF
                            HEALTHSOUTH CORPORATION

     THIS PROSPECTUS RELATES TO 984,189 SHARES (THE "SHARES") OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "HEALTHSOUTH COMMON STOCK"), OF HEALTHSOUTH CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "HEALTHSOUTH" OR THE "COMPANY") BEING OFFERED BY THE SELLING STOCKHOLDERS ("THE SELLING STOCKHOLDERS"). SEE "SELLING STOCKHOLDERS".

                                --------------
     All proceeds from any sales of the Shares by the Selling Stockholders will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith, including fees and expenses, are being borne by the Company, and all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholder.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on The New York Stock Exchange, Inc. ("NYSE") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution".

     SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                --------------
    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES
 COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                --------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1997.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     HEALTHSOUTH has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC covering the Shares (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

     HEALTHSOUTH is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH and the Registration Statement. The address at that web site is http://www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange, and the Registration Statement, reports, proxy statements and certain other information filed by HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     Statements relating to HEALTHSOUTH contained in this Prospectus that are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's SEC filings and other public announcements.

     Certain of the matters discussed in this Prospectus relating to Horizon/CMS Healthcare Corporation ("Horizon/CMS") are forward-looking statements, and such statements involve risks and uncertainties. Although Horizon/CMS believes that its expectations are based upon reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include conditions in the capital markets, the regulatory environment in which Horizon/CMS operates and the enactment by Congress of healthcare reform measures.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116.

     There are hereby incorporated by reference in this Prospectus, and specifically made a part hereof, the following documents heretofore filed by HEALTHSOUTH (Commission File No. 1-10315) with the SEC, pursuant to the Exchange
Act:

       1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended.


       2. HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, as amended.

       3. HEALTHSOUTH's Current Report on Form 8-K filed February 19, 1997 (relating to the acquisition of Horizon/CMS).

       4. HEALTHSOUTH's Current Report on Form 8-K filed March 13, 1997 (reporting the consummation of the acquisition of Health Images, Inc.).

       5. HEALTHSOUTH's Current Report on Form 8-K filed August 26, 1997, as amended (containing audited consolidated financial statements of HEALTHSOUTH at December 31, 1996 and for the three years then ended reflecting the combined operations of HEALTHSOUTH and Health Images, Inc.).

       6.  HEALTHSOUTH's  Current  Report on Form 8-K filed  November  13,  1997
   (containing   information   relating   to  the   Company's   acquisition   of
   Horizon/CMS).

       7.  The   description  of   HEALTHSOUTH's   capital  stock  contained  in
   HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.

     There are also hereby incorporated by reference into this Prospectus and made a part hereof the following documents filed by Horizon/CMS, a Delaware corporation (Commission File No. 1-9369):

       1. Horizon/CMS's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, as amended.

       2. Horizon/CMS's Quarterly Report for the quarterly period ended August 31, 1997, as amended.

     All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH CONTAINED IN THIS PROSPECTUS SINCE THE DATE OF SUCH INFORMATION.

     The  principal   executive  offices  of  HEALTHSOUTH  are  located  at  One
HealthSouth Parkway, Birmingham, Alabama 35243 and its telephone number is (205) 967-7116.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully by potential purchasers of the Shares.

REIMBURSEMENT BY THIRD PARTY PAYORS

     Substantially all of HEALTHSOUTH's revenues are derived from private and governmental third party payors (in 1996, approximately 37.8% from Medicare and approximately 62.2% from commercial insurers, managed care plans, workers' compensation payors and other private pay revenue sources). There are increasing pressures from many payor sources to control healthcare costs and to limit increases in reimbursement rates for medical services. There can be no assurances that payments under governmental and third party payor programs will remain at levels comparable to present levels. In attempts to limit the federal budget deficit, there have been, and HEALTHSOUTH expects that there will continue to be, a number of proposals to limit Medicare reimbursements for certain services. HEALTHSOUTH cannot now predict whether any of these pending proposals will be adopted or, if adopted and implemented, what effect such proposals would have on HEALTHSOUTH.


REGULATION

     The operation of HEALTHSOUTH's facilities and the provision of healthcare services are subject to federal, state and local licensure and certification laws. These facilities and services are subject to periodic inspection by governmental and other authorities to assure compliance with the various standards established for continued licensure under state law, certification under the Medicare and Medicaid programs and participation in the Veteran's Administration program. Additionally, in many states, Certificates of Need or other similar approvals are required for expansion of HEALTHSOUTH's operations. HEALTHSOUTH could be adversely affected by the failure or inability to obtain such approvals, by changes in the standards applicable to approvals and by possible delays and expenses associated with obtaining approvals. The failure by HEALTHSOUTH to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent HEALTHSOUTH from being reimbursed for, or from, offering its services, or could adversely affect its results of operations.

     A wide array of Medicare/Medicaid fraud and abuse provisions apply to the operations of HEALTHSOUTH. HEALTHSOUTH is subject to extensive federal and state regulation with respect to financial relationships among healthcare providers, physician self-referral arrangements and other fraud and abuse issues. Penalties for violation of federal and state laws and regulations include exclusion from participation in the Medicare/Medicaid programs, asset forfeiture, civil penalties and criminal penalties. The Office of Inspector General of the Department of Health and Human Services (the "OIG"), the DOJ and other federal agencies interpret healthcare fraud and abuse provisions liberally and enforce them aggressively.


HEALTHCARE REFORM

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals which are, or recently have been, under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers. There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to healthcare providers such as HEALTHSOUTH and proposals to increase copayments and deductibles from program and private patients. At the federal level, both Congress and the current Administration have continued to propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. In addition, many states are considering the enact-ment of initiatives designed to reduce their Medicaid expenditures, to provide universal coverage or additional levels of care and/or to impose additional taxes on healthcare providers to help finance or expand the states' Medicaid systems. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH.


DEMAND FOR PERSONNEL

     The success and growth strategy of HEALTHSOUTH are dependent in part on its ability to attract and retain competent individuals with training and experience in marketing, therapy, nursing and other clinical or operating disciplines. Such persons are in high demand and often are subject to competing offers. In past years, the healthcare industry has experienced nursing and therapy personnel shortages. There can be no assurance that HEALTHSOUTH will be able to attract and retain the qualified clinical or operating personnel necessary for existing business and planned growth. A future lack of such personnel could adversely affect the results of operations of HEALTHSOUTH.


DEPENDENCE ON KEY PERSONNEL

     The future success of HEALTHSOUTH's business will depend in part on its ability to attract and retain highly qualified individuals to fill key management positions. HEALTHSOUTH competes for such individuals with similar healthcare companies, and there can be no assurance that it will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified management personnel could adversely affect HEALTHSOUTH's results of operations.


COMPETITION

     HEALTHSOUTH operates in a highly competitive industry. HEALTHSOUTH generally operates its facilities in communities that also are served by similar facilities operated by others. Although HEALTHSOUTH is the largest provider of outpatient surgery and rehabilitation healthcare services on a nationwide basis, in any particular market it may encounter competition from local or national entities with longer operating histories or other superior competitive advantages. There can be no assurance that such competition, or other competition which HEALTHSOUTH may encounter in the future, will not adversely affect HEALTHSOUTH's results of operations.


FAIR PRICE PROVISION

     HEALTHSOUTH's Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66 2/3% of all shares of HEALTHSOUTH entitled to vote in an election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in an election of Directors. The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock.


CERTAIN HORIZON/CMS LITIGATION

     On October 29, 1997 HEALTHSOUTH acquired Horizon/CMS through the merger of a wholly owned subsidiary of HEALTHSOUTH with and into Horizon/CMS. Horizon/CMS is currently a party, or is subject, to certain material litigation matters and disputes, which are described below. Horizon/ CMS is also, from time to time, a party to various litigation matters and disputes arising in the ordinary course of its business.

Tenet Healthcare Corporation and Related Litigation

     Horizon/CMS filed a lawsuit on March 7, 1996 against Tenet Healthcare Corporation ("Tenet") in the United States District Court for the District of Nevada. The lawsuit arose out of an agreement entered into between Horizon/CMS and Tenet in connection with Horizon/CMS's attempted acquisition of The Hillhaven Corporation ("Hillhaven") in January 1995. In the lawsuit, Horizon/CMS alleges that Tenet failed to honor its commitment to pay Horizon/CMS approximately $14.5 million pursuant to the agreement. Tenet has contended that the amount owing to Horizon/CMS under the agreement is approximately $5.1 million. During the nine months ended February 28, 1996, Horizon/CMS recognized as a receivable approximately $13.0 million of the approximately $14.5 million Horizon/CMS contends it is owed under the agreement. On May 13, 1997, Horizon/CMS sought leave of the court to amend its complaint against Tenet to assert, among other things, that Tenet tortiously interfered with Horizon/ CMS's contractual relationship with its investment bankers, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). In this connection, Horizon/CMS seeks actual damages against Tenet in the approximate amount of $14.5 million plus pre-judgment interest and punitive damages.


     On May 13, 1997, Horizon/CMS filed a lawsuit against DLJ in the United States District Court for the Central District of California. This lawsuit arises out of the events and circumstances involved in the lawsuit against Tenet. Specifically, this lawsuit alleges that DLJ, which served as investment banker to Horizon/CMS in connection with Horizon/CMS's attempted acquisition of Hillhaven, breached its fiduciary duty to Horizon/CMS, engaged in professional negligence and tortiously interfered with Horizon/ CMS's contract with Tenet by advising Tenet not to pay the $14.5 million Horizon/CMS contends is owing under the agreement. In this connection, Horizon/CMS seeks actual damages against DLJ in the approximate amount of $14.5 million and punitive damages. On June 27, 1997, pursuant to an agreement reached with DLJ and its counsel, Horizon/CMS filed a new lawsuit against DLJ in the United States District Court for the District of Nevada. This lawsuit is identical in all respects to the lawsuit filed in the United States District Court for the Central District of California. Pursuant to the agreement with DLJ and its counsel, DLJ has agreed that it will not contest either jurisdiction or venue in Nevada. In addition, on June 27, 1997, Horizon/CMS moved to consolidate the two Nevada matters, which motion was granted. Horizon/CMS agreed to dismiss the litigation pending in California upon consolidation of the two Nevada matters. Horizon/CMS seeks an aggregate of $14.5 million in actual damages plus prejudgment interest and punitive damages against Tenet, DLJ or both. Horizon/CMS, Tenet and DLJ are actively pursuing a negotiated settlement of this litigation and, in that connection, have entered into an agreement whereby Horizon/CMS will dismiss the consolidated case without prejudice subject to Tenet's and DLJ's agreement that they will not raise defenses based on the statute of limitations or jurisdiction if Horizon/CMS refiles the case within a specified period of time. No assurance can be given that the case can be settled, nor as to the ultimate outcome of the case if it is refiled.


OIG/DOJ Investigation Involving Certain Medicare Part B and Related Co-Insurance Billings

     Horizon/CMS announced on March 15, 1996 that certain Medicare Part B and related co-insurance billings previously submitted by Horizon/CMS were being investigated by the OIG and the DOJ. On December 31, 1996, Horizon/CMS announced that it had reached a settlement with the DOJ and OIG that concluded their investigation of these billings. Horizon/CMS also announced that it had received a letter from the United States Attorney's office conducting such investigation indicating that the United States declined any criminal prosecution of Horizon/CMS or any of its employees with respect to these billings. Under the settlement, Horizon/CMS paid approximately $5.8 million to the United States as a complete and final resolution of such matters. In addition, pursuant to the terms of the settlement, Horizon/CMS is implementing a corporate-wide Medicare Part B compliance program that includes the appointment of a subcommittee to Horizon/CMS's Corporate Compliance Committee reporting directly to the Chairman's office and to Horizon/CMS's Board of Directors, ongoing orientation and training sessions for current and new employees, training evaluation and annual audits to assess accuracy, validity and reliability of billings.

SEC and NYSE Investigations

     The Division of Enforcement of the SEC is conducting a private investigation with respect to trading in the securities of Horizon/CMS and Continental Medical Systems, Inc. ("CMS"). In connection with that investigation, Horizon/CMS has produced certain documents and Neal M. Elliott, Chairman of the Board, President and Chief Executive Officer of Horizon/CMS, and certain other present and former officers of Horizon/CMS have given testimony to the SEC. Horizon/CMS has also been informed that certain of its division office employees and an individual, affiliates of whom have limited business relationships with Horizon/CMS, have responded to subpoenas from the SEC. Mr. Elliott has also produced certain documents in response to a subpoena from the SEC. In addition, Horizon/CMS and Mr. Elliott have responded or are responding to separate subpoenas from the SEC pertaining to trading in Horizon/
  CMS's common stock and Horizon/CMS's March 1, 1996 press release announcing a revision in Horizon/CMS's third quarter earnings estimate; Horizon/CMS's March 7, 1996 press release announcing the filing of a lawsuit against Tenet; the March 12, 1996 press release announcing that the merger with Pacific Rehabilitation & Sports Medicine, Inc. could not be effected by April 1, 1996; Horizon/CMS's March 15, 1996 press release announcing the existence of a federal investigation into certain of Horizon/ CMS's Medicare Part B billings; Horizon/CMS's February 19, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS; and any discussions of proposed business combinations between Horizon/ CMS and Medical Innovations and Horizon/CMS and certain other companies. The investigation is ongoing, and neither Horizon/CMS nor Mr. Elliott possesses all the facts with respect to the matters under investigation. Although neither Horizon/CMS nor Mr. Elliott has been advised by the SEC that the SEC has concluded that any of Horizon/CMS, Mr. Elliott or any other current or former officer or director of Horizon/CMS has been involved in any violation of the federal securities laws, there can be no assurance as to the outcome of the investigation or the time of its conclusion. Both Horizon/CMS and Mr. Elliott intend to continue cooperating fully with the SEC in connection with the investigation.

     In March 1995, the NYSE informed Horizon/CMS that it had initiated a review of trading in Hillhaven common stock prior to the announcement of Horizon/CMS's proposed acquisition of Hillhaven. In April 1995, the NYSE extended the review of trading to include all dealings with CMS. On April 3, 1996, the NYSE notified Horizon/CMS that it had initiated a review of trading in its common stock preceding Horizon/CMS's March 1, 1996 press release described above. On February 20, 1997, the NYSE notified Horizon/CMS that it was reviewing trading in Horizon/CMS's securities prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS. Horizon/CMS is cooperating with the NYSE in its reviews and, to Horizon/CMS's knowledge, the reviews are ongoing.


Michigan Attorney General Investigation Into Long-Term Care Facility In
Michigan

     Horizon/CMS learned in September 1996 that the Attorney General of the State of Michigan is investigating one of its skilled nursing facilities. The facility, in Howell, Michigan, has been owned and operated by Horizon/CMS since February 1994. As widely reported in the press, the Attorney General seized a number of patient, financial and accounting records that were located at this facility. By order of a circuit judge in the county in which the facility is located, the Attorney General was ordered to return patient records to the facility for copying. The investigation appears to involve allegations arising out of a licensing survey conducted in April 1996. Horizon/CMS has advised the Michigan Attorney General that it is willing to cooperate in this investigation. Due to the preliminary nature of this investigation, Horizon/CMS cannot now predict when the investigation will be completed; the ultimate outcome of the investigation; or the effect thereof on Horizon/CMS's financial condition or results of operations. If adversely determined, this investigation could result in the imposition of civil and criminal fines or sanctions against Horizon/CMS, which could have a material adverse impact on Horizon/CMS's financial condition and its results of operations.


Stockholder Litigation

     On March 28, 1996, Horizon/CMS was served with a lawsuit filed on March 21, 1996 in New Mexico state district court in Albuquerque, New Mexico, by a former stockholder of CMS, Ronald Gottesman v. Horizon/CMS Healthcare Corporation, No. CV-96-02894, Second Judicial District Court, County of

Bernalillo, State of New Mexico. This lawsuit, which among other things seeks class certification, alleges violations of federal and New Mexico state securities laws arising from what the plaintiff contends are materially misleading statements by Horizon/CMS in its June 6, 1995 joint proxy statement/prospectus (the "CMS Prospectus"). The plaintiff alleges that Horizon/CMS failed to disclose in the CMS Prospectus those problems in Horizon/CMS's Medicare Part B billings Horizon/CMS described in its related March 15, 1996 announcement. In this action, the plaintiff seeks damages in an unspecified amount, plus costs and attorneys' fees. On August 22, 1997, Horizon/CMS and the plaintiff entered into a stipulation whereby the plaintiff agreed to dismiss the litigation upon final approval of the proposed settlement described below.

     Since April 5, 1996, Horizon/CMS has been served with several complaints by current or former stockholders of Horizon/CMS on behalf of all persons who purchased Horizon/CMS Common Stock between June 6, 1995 and March 15, 1996. Each of these lawsuits was filed in the United States District Court for the District of New Mexico, in Albuquerque, New Mexico. In July 1996, the Court entered its order consolidating these lawsuits into a single action styled In re Horizon/CMS Healthcare Corporation Securities Litigation, Case No. CIV 96-0442-BB. On September 30, 1996, the consolidated putative class plaintiffs filed their consolidated complaint. In this complaint, the plaintiffs allege violations of federal and New Mexico state securities laws. Among such violations, the plaintiffs alleged that Horizon/CMS, certain of its current and former directors and certain former directors of CMS, disseminated materially misleading statements or omitted disclosing material facts about Horizon/CMS and its operations. In December 1996, Horizon/CMS and the individual defendants filed their motions to dismiss this consolidated lawsuit.

     On February 20, 1997, Horizon/CMS announced that it had reached an agreement in principle to settle the claims against it and certain of its current and former directors in the consolidated class action lawsuit. Under the proposed settlement, Horizon/CMS agreed to pay a minimum amount of $17.0 million to resolve all claims against Horizon/CMS and its current and former directors, excluding those claims arising against the former directors of CMS for conduct occurring prior to the merger between CMS and Horizon. Under the settlement, the maximum amount payable by Horizon/CMS is $20.0 million to completely and finally resolve all claims in the litigation, including any amounts related to claims against former directors of CMS. In agreeing to settle the litigation, none of the defendants concede, or admit to, any of the plaintiffs' claims or allegations. The settlement is subject to court approval.

     On April 7, 1997, Horizon/CMS paid the $17.0 million, in trust, to the plaintiffs' lead counsel. Also in April, Horizon/CMS paid $2.25 million to CMS's directors' and officers' liability insurance carrier in exchange for the carrier's assumption of the remaining risk contingency. On June 16, 1997, the Court preliminarily approved the proposed settlement and set a final hearing to approve the proposed settlement in September 1997. The parties are currently proceeding to consummate the settlement in accordance with the rules governing these proceedings.

     On August 19, 1997, the plaintiffs and the individual defendants announced to the Court that they had reached a settlement of the claims excluded by Horizon/CMS's prior settlement. This proposed settlement calls for the claims to settle by a payment of $4 million. This entire amount will be paid by CMS's directors' and officers' liability insurance carrier. The effect of this settlement is to discharge Horizon/CMS of its $3 million guarantee described above. Accordingly, subject to negotiation and execution of definitive agreements between Horizon/CMS and its carrier reflecting such settlement, Horizon/CMS's $17 million payment will represent Horizon/CMS's total liability to the plaintiffs in this matter.


     On September 12, 1997 the Court, after hearing, entered an order approving the settlement. While an appeal from such order may be perfected during the 30 day period following the entry of the order, Horizon/CMS does not believe, since no plaintiff objected thereto, that any appeal will be perfected. Because no appeal was taken in this case, the judgment became final at the end of such 30 day period.

Stockholder Derivative Actions

     Commencing in April and continuing into May 1996, Horizon/CMS was served with nine complaints alleging a class action derivative action brought by stockholders of Horizon/CMS for and on behalf of Horizon/CMS in the Court of Chancery of New Castle County, Delaware, against Neal M. Elliott, Klemett L. Belt, Jr., Rocco A. Ortenzio, Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey, Charles H. Gonzales, Michael A. Jeffries, Gerard M. Martin, Frank M. McCord, Raymond M. Noveck, Barry M. Portnoy and LeRoy S. Zimmerman. The nine lawsuits have been consolidated into one action styled In re Horizon/CMS Healthcare Corporation Shareholders Litigation. The plaintiffs allege, among other things, that Horizon/CMS's current and former directors breached their fiduciary duties to Horizon/CMS and the stockholders as a result of (i) the purported failure to supervise adequately and the purported knowing mismanagement of the operations of Horizon/CMS, and the (ii) purported misuse of inside information in connection with the sale of Horizon/CMS's Common Stock by certain of the current and former directors in January and February 1996. To that end, the plaintiffs seek an accounting from the directors for profits to themselves and damages suffered by Horizon/CMS as a result of the transaction complained of in the complaint and attorneys' fees and costs. On June 21, 1996, the individual defendants filed a motion with the Chancery Court seeking to dismiss this matter because, among other things, the plaintiffs failed to make a demand on the board of directors prior to commencing this litigation. Horizon/CMS cannot now predict the outcome or the effect of this litigation or the length of time it will take to resolve this litigation.

     In April 1996, Horizon/CMS was served with a complaint in a stockholder's derivative lawsuit styled Lind v. Rocco A. Ortenzio, Neal M. Elliott, Klemett L. Belt, Jr., Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey, Charles H. Gonzales, Michael A. Jeffries, Gerard M. Martin, Frank M. McCord, Raymond N.
Noveck, Barry M. Portnoy, LeRoy S. Zimmerman and Horizon/CMS Healthcare Corporation, No. CIV 96-0538-BB, pending in the United States District Court for the District of New Mexico. The plaintiff alleges, among other things, that Horizon/CMS's current and former directors breached their fiduciary duties to Horizon/CMS and the stockholders as a result of (i) the purported failure to supervise adequately and the purported knowing mismanagement of the operations of Horizon/CMS, and the (ii) purported misuse of inside information in connection with the sale of Horizon/CMS's Common Stock by certain of the current and former directors in January and February 1996. To that end, the plaintiff seeks an accounting from the directors for profits to themselves and damages suffered by Horizon/CMS as a result of the transaction complained of in the complaint and attorneys' fees and costs. Horizon/CMS filed a motion seeking a stay of this case pending the outcome of the motion to dismiss in the Delaware derivative lawsuits or, in the alternative, to dismiss this case for those same reasons. Horizon/CMS cannot now predict the outcome or the effect of this litigation or the length of time it will take to resolve this litigation.


Lawsuit by Former Shareholders of Communi-Care, Inc. and Pro Rehab, Inc.

     On May 28, 1997, CMS was served with a lawsuit styled Kenneth Hubbard and Lynn Hubbard v. Rocco Ortenzio, Robert A. Ortenzio and Continental Medical Systems, Inc., No. 3:97 CV294MCK, filed in the United States District Court for the Western District of North Carolina, Charlotte Division by the former shareholders of Communi-Care, Inc. and Pro Rehab, Inc. seeking damages arising out of certain "earnout" provisions of the definitive purchase agreements under which CMS purchased the outstanding stock of Communi-Care, Inc. and Pro Rehab, Inc. from such shareholders. The plaintiffs allege that the manner in which CMS and the other defendants operated the companies after their acquisition breached its fiduciary duties to the plaintiffs, constituted fraud, gross negligence and bad faith and a breach of their employment agreements with the companies. As a result of such alleged conduct, the plaintiffs assert that they are entitled to damages in an amount in excess of $27.0 million from CMS and the other defendants. Horizon/CMS believes, based upon the advice of Eaves, Bardacke & Baugh, P.A., counsel to Horizon/CMS in this matter, the assertions of these plaintiffs to be without factual or legal merit and, as a result, intends to vigorously contest such claims. Because this litigation has just been commenced, Horizon/CMS cannot now predict the outcome of such litigation, the length of time it will take to resolve such litigation or the effect of any such resolution on Horizon/CMS's financial condition or results of operations.

RehabOne Litigation

     In March 1997, Horizon/CMS was served with a lawsuit filed in the United States District Court for the Middle District of Pennsylvania, styled RehabOne, Inc. v. Horizon/CMS Healthcare Corporation, Continental Medical Systems, Inc., David Nation and Robert Ortenzio, No. CV-97-0292. In this lawsuit the plaintiff alleges violations of federal and state securities laws, fraud, and negligent misrepresentation by Horizon/CMS and certain former officers of CMS in connection with the issuance of a warrant to purchase 500,000 shares of Horizon/CMS Common Stock (the "Warrant"). The Warrant was issued to the plaintiff by Horizon/CMS in connection with the settlement of certain prior litigation between the plaintiff and CMS. The plaintiff's complaint does not state the amount of damages sought. Horizon/CMS disputes the factual and legal assertions of the plaintiff in this litigation and intends to vigorously contest the plaintiff's claims. Because this litigation has just commenced, Horizon/CMS cannot predict the length of time it will take to resolve the litigation, the outcome of the litigation or the effect of any such outcome on Horizon/CMS's financial condition or results of operations.


EEOC Litigation

     In March 1997, the Equal Employment Opportunity Commission (the "EEOC") filed a complaint against Horizon/CMS alleging that Horizon/CMS has engaged in unlawful employment practices in respect of Horizon/CMS's employment policies related to pregnancies. Specifically, the EEOC asserts that Horizon/CMS's alleged refusal to provide pregnant employees with light-duty assignments to accommodate their temporary disabilities caused by pregnancy violates Sections 701(k) and 703(a) of Title VII, 42 U.S.C. (section)(section) 2000e-(k) and 2000e-2(a). In this lawsuit, the EEOC seeks, among other things, to permanently enjoin Horizon/CMS's employment practices in this regard. Horizon/CMS disputes the factual and legal assertions of the EEOC in this litigation and intends to vigorously contest the EEOC's claims. Because this litigation has just commenced, Horizon/CMS cannot predict the length of time it will take to resolve the litigation, the outcome of the litigation or the effect of any such outcome on Horizon/CMS's financial condition or results of operations.


North Louisiana Rehabilitation Hospital Medicare Billing Investigation

     In August 1996, the United States Attorney for the Western District of Louisiana, without actually initiating litigation, apprised Horizon/CMS of alleged civil liability under the federal False Claims Act for what the government believes were false or fraudulent Medicare and other federal program claims submitted by Horizon/CMS's North Louisiana Rehabilitation Hospital ("NLRH") during the period from 1989 through 1992, including certain claims submitted by a physician who was a member of the medical staff and under contract to NLRH during the period. Specifically, the government alleges that NLRH facilitated the submission of false claims under Part B of the Medicare program by the physician and that NLRH itself submitted false claims under Part A of the Medicare program for services that were not medically necessary. In August 1996, the U.S. Attorney identified allegedly improper Part A and Part B billings, together with penalty provisions under the False Claims Act, ranging in the aggregate from approximately $1.7 million to $2.2 million. The government does not dispute that the Medicare Part A services were rendered, only whether they were medically necessary. Horizon/CMS has vigorously contested the allegation that any cases of disputed medical necessity in this matter constitute false or fraudulent claims under the civil False Claims Act. Moreover, Horizon/CMS denies that NLRH facilitated the submission of false claims under Medicare Part B.

     In late April 1997, Horizon/CMS received administrative subpoenas relating to the matter and has since then produced extensive materials with respect thereto. Without conceding liability for either the Medicare Part A or Part B claims, in May 1997, Horizon commenced preliminary settlement discussions with the government. In preparation for settlement meetings held in late June and mid-July 1997, Horizon/CMS and the government developed and then refined their respective analyses of any losses the government may have incurred in this regard. Following the July 1997 meeting, the government proposed to Horizon/CMS that the matter be settled by Horizon/CMS paying the government $4.9 million with respect to alleged Medicare Part A overpayments and that Horizon/CMS and certain individual physicians pay the government $820,000 with respect to Medi-care Part B claims for physician services. In late July, Horizon/CMS responded by offering to settle the matter for $3.7 million for alleged Medicare Part A overpayments and $445,000 for alleged Medicare Part B claims for which Horizon/CMS potentially could bear any responsibility. Horizon/ CMS anticipates that settlement discussions will continue and, at this time, is optimistic that the matter can be resolved without litigation. The government recently advised Horizon/CMS that it has accepted the latter's settlement offer in this regard, and the parties are currently in the process of negotiating and implementing definitive settlement documentation.


Heritage Western Hills Litigation

     Since July 1996,  Horizon/CMS has been a defendant in a lawsuit styled Lexa
A. Auld, Administratrix of Martha Hary, Deceased v. Horizon/CMS Healthcare Corporation and Charles T. Maxvill, D.O., No. 48-165121, 48th Judicial District Court, Tarrant County, Texas. The case involved injuries allegedly suffered by a resident of the Heritage Western Hills nursing facility in Fort Worth, Texas. Horizon/CMS tendered the claim to its insurance carrier, which accepted coverage with a reservation of rights and provided a defense through the carrier's selected counsel in Dallas, Texas. The case went to trial on October 29, 1997, and on November 7, 1997, the jury rendered a verdict in favor of the plaintiff in the amount of $2.37 million in compensatory damages and $90 million in punitive damages. Counsel has advised Horizon/CMS that, under applicable Texas law, the punitive damages award is, at worst, limited to four times the amount of the compensatory damages (the "Punitive Damages Cap"), and thus that the maximum amount of an enforceable judgment in favor of the plaintiff is approximately $12 million. Counsel has also advised Horizon/CMS that there are, potentially, other and further caps on both the amount of compensatory damages available to the plaintiff and the amount of punitive damages. Horizon/CMS has filed the required motions with the court to impose the Punitive Damages Cap. Horizon/CMS is also vigorously disputing the efficacy of the jury's verdict and, subject to unfavorable resolutions of a variety of post-trial motions, intends to appeal.

     Horizon/CMS's insurance carrier continues to defend the matter subject to a reservation of rights. Horizon/CMS's internal counsel, after reviewing the findings contained in the jury verdict, the insurance policy at issue and the carrier's handling of the case, believes that the entirety of any judgment ultimately entered is covered by and payable from such insurance policy, less Horizon/CMS's self-insured retention of $250,000. On November 19, 1997, the insurance carrier sent Horizon/CMS a letter indicating its belief that certain policy exclusions might apply and requesting additional information which might affect its coverage determination. Horizon/CMS has retained separate counsel to analyze the coverage issues and advise Horizon/CMS on its position, and Horizon/CMS expects to continue to negotiate any coverage issues with its carrier. Except as described above with respect to the Punitive Damages Cap, it is not possible at this time to predict the outcome of any post-trial motions or appeals, the resolution of any coverage issues or the ultimate amount of any liability which will be borne by Horizon/CMS.


                              RECENT DEVELOPMENTS

     Effective October 29, 1997, HEALTHSOUTH, through its wholly-owned subsidiary, Reid Acquisition Corporation, a Delaware corporation (the "Subsidiary"), completed the acquisition of Horizon/ CMS through a merger of the Subsidiary into Horizon/CMS. As contemplated by the terms of the Plan and Agreement of Merger by and among the parties, Horizon/CMS is the surviving corporation in the merger, and is wholly owned by HEALTHSOUTH. Horizon/CMS stockholders received 0.84338 shares of HEALTHSOUTH Common Stock, for each share of the Common Stock, par value $.001 per share, of Horizon/CMS held by them. Based on the price of HEALTHSOUTH Common Stock on the last business day preceding the effective date of the merger, the exchange ratio represents a value of $21.51 per share to Horizon/CMS's stockholders. The transaction was accounted for as a purchase and had an approximate value of $1.65 billion, including the assumption of debt.

     On November 3, 1997, HEALTHSOUTH announced that it has signed a definitive agreement to sell all of the Horizon/CMS's long-term care assets to Integrated Health Services, Inc. ("Integrated"). HEALTHSOUTH will retain 31 inpatient rehabilitation facilities and approximately 275 outpatient rehabilitation locations. HEALTHSOUTH will sell 139 long-term care facilities, 12 specialty hospitals,

35 institutional pharmacy locations, and over 1,000 rehabilitation therapy contracts with long-term care facilities. Under the agreement, HEALTHSOUTH will receive $1.15 billion in cash and Integrated will assume approximately $100 million of HEALTHSOUTH debt. This transaction is expected to close near the end of 1997.


                                  THE COMPANY

     HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, the Company's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At November 1, 1997, the Company operated approximately 1,200 outpatient rehabilitation locations, 131 inpatient rehabilitation locations, 175 outpatient surgery centers, 85 diagnostic centers, and 85 occupational medicine locations.


     In its outpatient and inpatient rehabilitation facilities, the Company provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by the Company can save money for payors and employers.

     In addition to its rehabilitation facilities, the Company operates the largest networks of free-standing outpatient surgery centers in the United States. The Company's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, the Company believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of the Company's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

     Over the last three years, the Company has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. The Company believes that these acquisitions complement its historical operations and enhance its market position. The Company further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. The Company is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.


                                USE OF PROCEEDS

     All proceeds from any sales of the Shares by the Selling Stockholders will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of Shares offered hereby.


                             SELLING STOCKHOLDERS

     After completion of the offering, no Selling Stockholder will own more than 1% of all outstanding shares of Common Stock of the Company.

                                                        NUMBER OF          NUMBER OF          NUMBER OF
                                                          SHARES            SHARES             SHARES
                                                       BENEFICIALLY       COVERED BY         TO BE HELD
               SELLING STOCKHOLDERS                       OWNED         THIS PROSPECTUS     AFTER OFFERING
---------------------------------------------------   --------------   -----------------   ---------------
ACI Profit Sharing Plan & Trust  ..................          847               847                0
Robert G. Aitkens    ..............................          847               847                0
Doug Altenbern    .................................        4,236             4,236                0
Robert G. Anderson   ..............................          847               847                0
David F. Apple    .................................        2,541             2,541                0
John R. Atwell    .................................          491               491                0
David W. Banks    .................................          847               847                0
James K. Bennett  .................................          847               847                0
John E. Blount    .................................        3,375             3,375                0
James L. Chappuis    ..............................          847               847                0
Jay S. Coffsky    .................................          847               847                0
Cynthia S. Crawford  ..............................          406               406                0
Joseph P. Crawford   ..............................          406               406                0
Jerry Domescik    .................................          847               847                0
Gary L. Durday    .................................        2,541             2,541                0
Daphne Berry Eaton   ..............................          847               847                0
James T. Fajkus   .................................          254               254                0
Muhammad Farooq and Mirjana Farooq  ...............          169               169                0
Charles M. Fischman and Carol Fischman    .........          491               491                0
William H. Frazier   ..............................          491               491                0
William H. Frazier and Jean F. Frazier    .........        1,694             1,694                0
Michael Charles Garovich, III    ..................          847               847                0
Georgia Urology Profit Sharing Plan    ............        1,694             1,694                0
Charles R. Gershon   ..............................        2,329             2,329                0
Michael E. Glasscock    ...........................        5,930             5,930                0
Heidi D. Gorsuch and Steven H. Lewis   ............          491               491                0
Bruce G. Green    .................................          847               847                0
Vickie Rae Gropper   ..............................        1,694             1,694                0
Mark A. Haber  ....................................          423               423                0
William M. Harper, IV   ...........................        2,118             2,118                0
Don W. Hebard  ....................................        2,965             2,965                0
Charles A. Henderson    ...........................          847               847                0
Lucius Wells Heriot, Jr.   ........................           94                94                0
HIC Holdings, Inc. c/o Stanley Crossland  .........        2,626             2,626                0
Eugene H. Hirsh   .................................          847               847                0
Larry D. Iverson  .................................        1,694             1,694                0
J.G. Keating   ....................................        1,270             1,270                0
Arie Kohn   .......................................          423               423                0
William C. Lang and Martha M. Lang  ...............        1,694             1,694                0
Joyce Legieza  ....................................          508               508                0
Leslie S. Leighton and Deborah G. Leighton   ......        2,541             2,541                0
James R. Leininger   ..............................       74,694            74,694                0
James M. Libby    .................................        1,270             1,270                0
Trust: Jeffrey I. Libby    ........................          211               211                0
Trust: R. Scott Libby   ...........................          211               211                0
Trust: Russell P. Libby    ........................          211               211                0
Trust: Valerie R. Libby    ........................          211               211                0

                                                     NUMBER OF          NUMBER OF          NUMBER OF
                                                       SHARES            SHARES             SHARES
                                                    BENEFICIALLY       COVERED BY         TO BE HELD
              SELLING STOCKHOLDERS                     OWNED        THIS PROSPECTUS     AFTER OFFERING
------------------------------------------------   --------------   -----------------   ---------------
Marc E. Lieberman    ...........................          491                491               0
Ann McClellan Longhurst    .....................          423                423               0
Robert D. Marcus  ..............................        2,118              2,118               0
Robert A. Marwick    ...........................          847                847               0
Robert T. McClellan  ...........................          423                423               0
David D. McClellan   ...........................        3,375              3,375               0
John Wesley McClellan   ........................          423                423               0
Paul S. McCullough   ...........................       25,416             25,416               0
MedCare Investment Fund, Inc.    ...............      611,035            611,035               0
Jerald F. Mitchell   ...........................          847                847               0
Hardy Morgan   .................................        1,694              1,694               0
Rock A. Morphis   ..............................        3,375              3,375               0
Elias N. Nasr  .................................          169                169               0
NationsBanc Capital Corporation  ...............      149,388            149,388               0
George K. Nichols    ...........................          491                491               0
William K. Panakos   ...........................          491                491               0
Nicholas J. Patronas and Diane Patronas   ......          847                847               0
Stephen Elliott Puckette, Jr.    ...............           94                 94               0
Radiology Nine    ..............................          564                564               0
Jack S. Rice   .................................          423                423               0
M.L. Richardson III, as custodian
 for Kathryn Richardson    .....................           42                 42               0
M.L. Richardson III, as custodian for
 Shelly Richardson   ...........................           42                 42               0
Albert Rodewald   ..............................        3,375              3,375               0
Howard A. Rottenbereg   ........................          847                847               0
Arnold B. Rubenstein    ........................          847                847               0
P.E. Sadler    .................................        6,354              6,354               0
Dana I. Sakalas   ..............................          847                847               0
Romas Sakalas  .................................          491                491               0
William M. Scaljon   ...........................        1,694              1,694               0
Raymond L. Schettino    ........................          847                847               0
Roy S. Schottenfeld  ...........................          847                847               0
Jerry H. Schulze  ..............................          423                423               0
Michaela G. Scott    ...........................          491                491               0
Sidney M. Seltzer    ...........................          847                847               0
Steven L. Sisko   ..............................        1,016              1,016               0
Patricia F. Sloan MLPF & S Cust. fpo
 Patricia Sloan IRRA fbo Patricia Sloan   ......        2,541              2,541               0
Bruce Stein    .................................        1,906              1,906               0
Reliance Trust Company, IRA Cust.
 FBO Bruce Stein  ..............................        1,059              1,059               0
H. Carlton Stinson   ...........................        2,358              2,358               0
William Stump  .................................        5,930              5,930               0
Terry L. Swezey   ..............................          211                211               0
Harvey B. Tauber  ..............................          847                847               0
Alan S. Terlinsky and Joan Terlinsky   .........          847                847               0
Charles O. Tubbs  ..............................           94                 94               0

                                                   NUMBER OF          NUMBER OF          NUMBER OF
                                                     SHARES            SHARES             SHARES
                                                  BENEFICIALLY       COVERED BY         TO BE HELD
             SELLING STOCKHOLDERS                    OWNED        THIS PROSPECTUS     AFTER OFFERING
----------------------------------------------   --------------   -----------------   ---------------
Mike Owens Tyler, Jr.    .....................        2,541              2,541               0
Money Purchase Pension Plan and
 Trust of Mike O. Tyler, Jr.   ...............          847                847               0
Reliance Trust, Trustee for Mike O. Tyler, Jr.
 SEP-IRA  ....................................          847                847               0
Wayne L. Wampler   ...........................          338                338               0
Robert B. Wilcox   ...........................          847                847               0
SEP-IRA FBO N. Al Wilson    ..................          847                847               0
Daniel M. Wilson   ...........................        1,694              1,694               0
Mary K. Wood    ..............................        4,236              4,236               0
Barry M. Zisholtz  ...........................          847                847               0
 Total .......................................      984,189            984,189               0


                             PLAN OF DISTRIBUTION

     The Shares of HEALTHSOUTH Common Stock may be offered and sold by or for the account of the Selling Stockholders from time to time as market conditions permit on the NYSE, or otherwise, at prices and on terms then prevailing or in negotiated transactions. Some or all of the Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer (including a market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.


     Upon the Selling Stockholders notifying the Company that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus.



                                    EXPERTS

     The consolidated financial statements and schedule of HEALTHSOUTH at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in HEALTHSOUTH's Annual Report (Form 10-K/A) for the year ended December 31, 1996 and the supplemental consolidated financial statements of HEALTHSOUTH included in its Current Report on Form 8-K/A dated August 26, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of Horizon/CMS as of May 31, 1997 and 1996, and for each of the three years in the period ended May 31, 1997 appearing in Horizon/CMS's Annual Report (Form 10-K/A) for the year ended May 31, 1997, have been audited by

Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon incorporated herein by reference, which, as to the year 1995, is based in part on the report of Ernst & Young LLP, independent auditors. The financial statements and financial statement schedule referred to above have been incorporated by reference herein in reliance upon said reports given upon the authority of said firms as experts in accounting and auditing.



                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of HEALTHSOUTH Common Stock offered hereby will be passed upon by Haskell Slaughter & Young, L.L.C.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities registered hereby. All such expenses shall be borne by the Company.


            Registration fee under the Securities Act of 1933   $ 7,363
            Printing expenses  ..............................    10,000
            Legal fees and expenses  ........................    10,000
            Accounting services   ...........................    15,000
            Miscellaneous   .................................     7,000
                                                                --------
                 Total   ....................................   $49,363
                                                                ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Restated Certificate of Incorporation filed in the Office of the Secretary of the State of Delaware on March 13, 1997 (the "HEALTHSOUTH Certificate"), contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     HEALTHSOUTH has entered into agreements with all of its Directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such Directors and executive officers against liability incurred by them by reason of their services of a Director to the fullest extent allowable under applicable law.

ITEM 16. EXHIBITS.

     Exhibits:

 EXHIBIT
   NO.                            DESCRIPTION
---------   --------------------------------------------------------------------

(2) Plan and Agreement of Merger, dated February 17, 1997, among HEALTHSOUTH Corporation, Reid Acquisition Corporation and Horizon/CMS Healthcare Corporation filed as Exhibit 2 to HEALTHSOUTH's Registration Statement on Form S-4 (No. 333-36419) dated as of September 25, 1997, is hereby incorporated by reference.


+(5)        Opinion of Haskell Slaughter & Young,  L.L.C., as to the legality of
            the  shares  of  HEALTHSOUTH   Common  Stock  issued  in  connection
            herewith.

(23)-1      Consent   of  Ernst  &  Young  LLP  (with   regard  to   HEALTHSOUTH
            consolidated Financial Statements).

(23)-2      Consent  of  Arthur   Andersen  LLP  (with  regard  to   Horizon/CMS
            consolidated Financial Statements).

(23)-3 Consent of Ernst & Young LLP (with regard, in part, to Horizon/CMS consolidated Financial Statements as of May 31, 1995).

+(23)-4 Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibit (5)).

+(24)       Powers of Attorney.

----------
+ Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from  registration by means of a  post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

       (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on November 26, 1997.



                             HEALTHSOUTH CORPORATION


                                        By   /s/ RICHARD M. SCRUSHY
                                          -------------------------------------
                                                 Richard M. Scrushy
                                             Chairman of the Board and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                          TITLE                         DATE
----------------------------   ---------------------------------   ------------------
 /s/ RICHARD M. SCRUSHY
------------------------           Chairman of the Board            November 26, 1997
   Richard M. Scrushy          and Chief Executive Officer
                                       and Director

           *
-------------------------        Executive Vice President,          November 26, 1997
   Michael D. Martin       Chief Financial Officer and Treasurer


           *
-------------------------         Senior Vice President             November 26, 1997
   William T. Owens             and Controller (Principal
                                  Accounting Officer)

           *                          Director                      November 26, 1997
-------------------------
   James P. Bennett

          *                           Director                      November 26, 1997
-------------------------
   Anthony J. Tanner

          *                           Director                      November 26, 1997
-------------------------
    P. Daryl Brown

          *                           Director                      November 26, 1997
-------------------------
Phillip C. Watkins, M.D.

          *                           Director                      November 26, 1997
-------------------------
    George H. Strong

          *                           Director                      November 26, 1997
-------------------------
      C. Sage Givens

         SIGNATURE                          TITLE                         DATE
----------------------------   ---------------------------------   ------------------

           *                         Director                       November 26, 1997
-------------------------
 Charles W. Newhall III

           *                         Director                       November 26, 1997
-------------------------
         Larry R. House

           *                         Director                       November 26, 1997
-------------------------
      John S. Chamberlin

           *                         Director                       November 26, 1997
-------------------------
         Joel C. Gordon

           *                         Director                       November 26, 1997
-------------------------
         Neal M. Elliot


*By   /s/ RICHARD M. SCRUSHY
     ------------------------------
         Richard M. Scrushy
          Attorney-in-Fact